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                                                                    EXHIBIT 11

                                  PROTEON, INC.
                                  STATEMENT RE:
                        COMPUTATION OF PER SHARE EARNING
                    (in thousands, except per share amounts)


                                             Twelve months ended

                                   December 31,  December 31,  December 31,
                                      1997          1996          1995
                                    --------      --------      --------

Net (Loss) Income                   ($ 7,847)     ($12,014)     $  8,220
                                    ========      ========      ========

Basic:

Weighted average number of
   common shares outstanding
   used to calculate per share
   data                               15,301        15,630        15,416
                                    ========      ========      ========


Diluted:

Weighted average number of
   common shares outstanding          15,301        15,630        15,416

Weighted average common
   equivalent shares                       -             -           276
                                    --------      --------      --------

Weighted average number of
   common and common equivalent
   shares outstanding used to
   calculate per share data           15,301        15,630        15,692
                                    ========      ========      ========

Net (loss) income per share
   Basic                            ($  0.51)     ($  0.77)     $   0.53
                                    ========      ========      ========

   Diluted                          ($  0.51)     ($  0.77)     $   0.52
                                    ========      ========      ========
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